CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Simcere Pharmaceutical Group:
We consent to the incorporation by reference in Registration Statement No. 333-146736 on Form S-8 of Simcere Pharmaceutical Group of our report dated June 13, 2008 with respect to the consolidated balance sheets of Simcere Pharmaceutical Group and its subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 20-F of Simcere Pharmaceutical Group.
/s/ KPMG
Hong Kong, China
June 24, 2008